FOR RELEASE:    Tuesday, November 5, 2019
5:00 a.m. Pacific / 8:00 a.m. Eastern

Seattle Genetics and BeiGene Announce Global License Agreement for Advanced Preclinical Product Candidate

-BeiGene and Seattle Genetics to Collaborate on Global Clinical Trials-

BOTHELL, Wash. & BEIJING & CAMBRIDGE, Mass – November 5, 2019 – Seattle Genetics, Inc. (Nasdaq: SGEN) and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160) today announced that the companies have entered into a license agreement for an advanced preclinical product candidate for treating cancer. The agent utilizes a proprietary Seattle Genetics antibody-based technology and is expected to advance into clinical trials in the first half of 2020.

Under the terms of the agreement, Seattle Genetics has retained rights to the product candidate in the Americas (United States, Canada and Latin American countries), Europe and Japan. BeiGene has been granted exclusive rights to develop and commercialize the product candidate in Asia (except Japan) and the rest of the world. Seattle Genetics will lead global development and BeiGene will fund and operationalize the portion of global clinical trials attributable to its territories. BeiGene will also be responsible for all clinical development and regulatory submissions specific to its territories. Seattle Genetics will receive an upfront payment and is eligible to receive progress-dependent milestones for a total deal value of up to $160 million and tiered royalties on any product sales.

“Collaborating with BeiGene on this product candidate has the potential to accelerate its availability both globally and in several key geographic regions, notably China where there is an unmet medical need for anti-cancer therapies,” said Roger Dansey, M.D., Chief Medical Officer at Seattle Genetics. “BeiGene brings to this collaboration strong clinical and commercial capabilities and a focus on innovative, targeted oncology drugs. We look forward to working together to develop this therapy for patients worldwide.”

“Seattle Genetics is recognized for its transformative oncology discoveries and we are excited to collaborate on the global development of this new drug candidate. This collaboration ties closely to our mission, to bring meaningful and innovative new medicines to patients around the world, though our commitment to world-class clinical development and commercialization,” said Lai Wang, Ph.D., Senior Vice President, Head of Global Research, Clinical Operation & Biometrics and APAC Clinical Development at BeiGene. “The pending start of this new global trial adds a complementary molecule to our broad oncology development program, which now includes more than 60 clinical trials around the world.”

About Seattle Genetics
Seattle Genetics, Inc. is an emerging multi-product, global biotechnology company that develops and commercializes transformative therapies targeting cancer to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) utilizes the company’s industry-leading antibody-drug conjugate (ADC) technology and is currently approved for the treatment of multiple CD30-expressing lymphomas. Beyond ADCETRIS, the company has established a pipeline of novel targeted therapies at various stages of clinical testing, including three in ongoing pivotal trials for solid tumors. Enfortumab vedotin for metastatic urothelial cancer, that is currently being reviewed for approval by the FDA, and tisotumab vedotin for metastatic cervical cancer utilize our proprietary ADC technology. Tucatinib, a small molecule tyrosine kinase inhibitor, is in clinical trials for HER2-positive metastatic breast cancer and metastatic colorectal cancer. In addition, we are leveraging our expertise in empowered antibodies to build a portfolio of proprietary immuno-oncology agents in clinical trials targeting hematologic malignancies and solid tumors. The company is headquartered in Bothell, Washington, and has a European office in Switzerland. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 3,000 employees in China, the United States, Australia and Europe, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.i

Seattle Genetics Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the development and commercialization of the specified product candidate and the possible financial payments from BeiGene to Seattle Genetics. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks associated with developing and commercializing novel drug candidates and that the collaboration agreement may be modified, terminated, or not provide anticipated benefits. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BeiGene Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future development and potential commercialization activities of the specified product candidate under the agreement with Seattle Genetics, potential payments payable to Seattle Genetics, the speed and outcome of drug development plans, and other information that is not historical information. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

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CONTACTS:

Seattle Genetics
Investors:
Peggy Pinkston
(425) 527-4160
ppinkston@seagen.com

Media:
Monique Greer
(425) 527-4641
mgreer@seagen.com

BeiGene
Investors:
Craig West
(857) 302-5189
ir@beigene.com

Media:
Liza Heapes
(857) 302-5663
media@beigene.com

i ABRAXANE®, REVLIMID® and VIDAZA® are registered trademarks of Celgene Corporation.